Exhibit 4.5

DESCRIPTION OF SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF
THE SECURITIES EXCHANGE ACT OF 1934

The following description sets forth certain material terms and provisions of our securities that are registered under Section 12 of the Securities Exchange Act of 1934, as amended. This description also summarizes relevant provisions of Delaware law. The following summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the applicable provisions of Delaware law and our certificate of incorporation and our bylaws, which are incorporated by reference as exhibits to this Annual Report on Form 10-K.

We are a Delaware corporation.  The total number of shares of all classes of stock that we have authority to issue is 31,666,667, consisting of 26,666,667 shares of common stock, par value $.01 per share, and 5,000,000 shares of preferred stock, par value $.01 per share.

Common Stock

Holders of our common stock are entitled to one vote per share in the election of directors and on all other matters submitted to a vote of stockholders. Such holders do not have the right to cumulate their votes in the election of directors.  The holders of stock having a majority of the voting power of the stock entitled to vote at a stockholders meeting, present in person or represented by proxy, shall constitute a quorum for the transaction of business.  In all matters other than the election of directors, if a quorum is present, the affirmative vote of the majority of the votes cast by stockholders present in person or represented by proxy at the meeting and entitled to vote on the subject matter shall be the act of the stockholders.  Directors are elected by a plurality of the votes of the shares of common stock present in person or represented by proxy. This means that director nominees receiving the highest number of “for” votes will be elected as directors. Under our Corporate Governance Guidelines, any director nominee who receives a greater number of votes “withheld” from his election than votes “for” such election shall promptly tender to the Board his resignation following certification of the results of the stockholder vote. Upon receipt of the resignation, the Governance Committee will consider the resignation offer and recommend to the Board whether to accept it. The Board will act on the Governance Committee’s recommendation within 120 days following certification of the stockholder vote.

Holders of our common stock have no redemption or conversion rights, no preemptive or other rights to subscribe for our securities and are not entitled to the benefits of any sinking fund provisions. In the event of our liquidation, dissolution or winding-up, holders of our common stock are entitled to share equally and ratably in all of the assets remaining, if any, after satisfaction of all our debts and liabilities, including any preferred liquidation rights of the holders of our preferred stock, if any. Subject to the prior rights and preferences of the holders of our preferred stock, if any, holders of our common stock are entitled to receive dividends when, as and if declared by our board of directors out of funds legally available therefor.

Preferred Stock

Our certificate of incorporation authorizes our board of directors, subject to any limitations prescribed by law, without further stockholder approval, to establish and to issue from time to time one or more classes or series of preferred stock, par value $0.01 per share, covering up to an aggregate of 5,000,000 shares of preferred stock. Each class or series of preferred stock will cover the number of shares and will have preferences, voting powers, qualifications and special or relative rights or privileges determined by the board of directors, subject to any limitations set forth in our certificate of incorporation, which preferences, powers, qualifications, rights and privileges may include, among others, dividend rights, liquidation preferences, voting rights, conversion rights, preemptive rights and redemption rights.

Anti-takeover Effects of Our Certificate of Incorporation and Bylaws

Some provisions of our certificate of incorporation and bylaws contain provisions that could make it more difficult to acquire us by means of a merger, tender offer, proxy contest or otherwise, or to remove our incumbent officers and directors. These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors.

“Fair price” provision for business combinations with certain stockholders.  Our certificate of incorporation prohibits us from engaging in any business combination with a stockholder who beneficially owns 10% or more of our outstanding common stock (an “interested stockholder”) unless, subject to certain exceptions, such business combination is approved by the affirmative vote of the holders of not less than 75% of our outstanding common stock, including the affirmative vote of the holders of not less than 66 2/3% of our outstanding common stock not owned, directly or indirectly, by the interested stockholder.

Classified Board.  Our board of directors is divided into three classes. Members of each class are elected for staggered three-year terms and serve until their respective successors are duly elected and qualified, unless the director dies, resigns, retires, is disqualified or is removed.

Number of directors.  Our bylaws provide that the number of directors may be changed only by a resolution of the board.  Any amendment to the bylaws with respect thereto adopted by the stockholders would require the affirmative vote of holders of at least 75% of our outstanding common stock.

Vacancies in the board.  Our bylaws provide that vacancies in the board, including newly created directorships, are to be filled by a majority vote of the directors then in office, except as otherwise may be provided for by law.

Stockholder meetings. Our bylaws provide that a special meeting of stockholders may be called only by our board or by a committee of our board.

Requirements for advance notification of stockholder nominations and proposals. Our bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of our board of directors.

Stockholder action by written consent. Our certificate of incorporation provides that no action that is required or permitted to be taken by our stockholders may be effected by written consent of stockholders in lieu of a meeting of stockholders. This provision, which may not be amended except by the affirmative vote of holders of at least 75% of the voting power of all then outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class, makes it difficult for stockholders to initiate or effect an action by written consent that is opposed by our board of directors.

Amendment of the certificate of incorporation and the bylaws.  Our stockholders may adopt, amend or repeal certain provisions of our certificate of incorporation and any provision of our bylaws but only at any regular or special meeting of stockholders by an affirmative vote of holders of at least 75% of the voting power of all then outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class.

These provisions of our certificate of incorporation and bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

Delaware Anti-Takeover Law

We are incorporated in Delaware and are subject to Section 203 of the Delaware General Corporation Law. In general, Section 203 prevents an “interested stockholder” (defined generally as a person owning 15% or more of a corporation’s outstanding voting stock) from engaging in a “business combination” with a Delaware corporation for three years following the date such person became an interested stockholder, unless (i) before such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination; (ii) upon consummation of the transaction that resulted in the interested stockholder’s becoming an interested stockholder, the interested stockholder owns at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding stock held by directors who are also officers of the corporation and by employee stock plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or (iii) on or subsequent to the date of the transaction in which such person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of the stockholders by the affirmative vote of the holders of two-thirds of the outstanding voting stock of the corporation not owned by the interested stockholder.

Listing

Our common stock is listed for quotation on the New York Stock Exchange under the symbol “IO.”

Transfer Agent and Registrar

Computershare Investor Service is transfer agent and registrar for our common stock.